Sport Broadcasting, Inc.
Balance Sheet                                                       Exhibit 99.2
As at March 31, 2001
(Unaudited)

                                                        March 31, 2001
ASSETS

Cash                                                                 1
Investment                                                     897,657
                                                    -------------------

TOTAL ASSETS                                                   897,658
                                                    ===================


LIABILITIES

Accounts payable and accrued liabilities                             -
                                                    -------------------

TOTAL LIABILITIES                                                    -

SHAREHOLDER'S EQUITY

Capital Stock                                                        1
Contributed surplus                                          5,053,200
Deficit                                                     (4,155,543)
                                                    -------------------
                                                               897,658
                                                    -------------------

TOTAL LIABILITIES AND
SHAREHOLDER'S EQUITY                                           897,658
                                                    ===================

Sport Broadcasting, Inc.
Statement of Operations and Deficit
For the period from January 1, 2001 to March 31, 2001
(Unaudited)

Loss in equity
accounted investment                      (429,898)
                                   ----------------

Net loss                                  (429,898)

Deficit, Beginning of Period            (3,725,645)
                                   ----------------

Deficit, End of Period                  (4,155,543)
                                   ================

Sport Broadcasting, Inc.
Statement of Cash Flows
For the period from January 1, 2001 to March 31, 2001
(Unaudited)

Cash flows from operating activities:
Net loss                                                  (429,898)
Loss from equity investment                                429,898
                                                  -----------------
                                                                 -
                                                  -----------------

Cash flows from investing activities:
Investment in The Racing Network                          (530,700)
                                                  -----------------
                                                          (530,700)
                                                  -----------------

Cash flows from financing activities:
Capital contributions                                      530,700
Issuance of capital stock                                        -
                                                  -----------------
                                                           530,700
                                                  -----------------

Change in cash                                                   -

Cash, Beginning of period                                        1
                                                  -----------------

Cash, End of period                                              1
                                                  =================

Sport Broadcasting, Inc.
Notes to Financial Statements
March 31, 2001
(Unaudited)

1.  Description of business and significant accounting policies

Sport Broadcasting, Inc. (the "Company") is a Delaware Corporation formed in 1998 to acquire an interest in The Racing Network, LLC ("The Racing Network"), a limited liability company formed under the Delaware Limited Liability Company Act. On November 30, 1998, the Company entered into an agreement to acquire a 17.5% membership interest in The Racing Network. The Racing Network was incorporated to acquire, develop, own and operate a network for delivery of televised sporting events, primarily horse racing, by video signal to subscriber homes and offices throughout North America, using satellite technology.

Investment

The Company accounts for its investment in The Racing Network over which it has significant influence, on the equity basis of accounting, whereby the investment is initially recorded at cost, adjusted to recognize the Company's share of earnings or losses of the investee company and reduced by any dividends received.


2.  Investment

The Company holds an 18.3% interest in The Racing Network.

The Racing Network has incurred substantial losses since inception and such losses are expected to continue through 2001. In addition, the revenues have not been sufficient to cover the expenses. These factors raise substantial doubt about The Racing Network's ability to continue as a going concern. Management is working on a reformulated business plan and is analyzing the operating structure in efforts to expand and grow the revenue base and reduce operating expenses. The above financial information does not reflect any adjustments that might be necessary if The Racing Network is unable to continue as a going concern.


3.  Capital Stock

(a)  Common stock

                                                                                                    2001
Authorized                                                                                             $
                      Unlimited number of common shares, par value of $0.01 per share
Issued
                      100 shares                                                                       1
                                                                                            ============

(b)  Contributed Surplus

During the period ended March 31, 2001, the Company received capital contributions of $530,700 which were utilized to fund investment acquisitions.

4.  Income Taxes

The Company has approximately $4.0 million of losses available to reduce future income taxes. No benefit from these loss carryforwards have been reflected in these financial statements.

5.  Subsequent Event

On July 30, 2001, The Racing Network LLC suspended its broadcasting operations.